John Ferrell

EVP, Chief Human Resource Officer

11311 Concept Blvd

Largo, FL 33773

January 6, 2026

Todd W. Garner

Address on file with the Company

Re:	Transition to Special Advisor

Dear Todd:

This letter (this “Letter Agreement”) confirms our recent discussions regarding your transition to a Special Advisor role with CONMED Corporation (the “Company”). On behalf of the Company, I want to thank you for your years of leadership and your willingness to provide continued service as set forth herein. Reference is made to that certain Letter Agreement, by and between you and the Company, dated January 2, 2018, as amended by that Amendment Number 1 dated as of December 28, 2020 (collectively, the “Employment Agreement”).

•	Transition Dates: Your service as Executive Vice President, Finance and Chief Financial Officer (“CFO”) will continue through the earlier of (i) March 15, 2026, or (ii) the date on which the Company appoints a new permanent Chief Financial Officer (the applicable date, “CFO Transition Date”). On the CFO Transition Date, you will cease to be an officer of the Company and will transition into a non-executive officer role as a Special Advisor and will continue full-time at-will employment in such role through November 2, 2026 (such date or the date of your earlier termination of services with the Company, the “Separation Date”, and such period, the “Advisory Period”).

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Compensation: During the period you remain CFO through the CFO Transition Date, you will remain entitled to receive your current compensation and benefits, including payment of your annual bonus for 2025 in accordance with its terms, to the extent earned. You will not, however, be entitled to receive an annual equity award grant in the first quarter of 2026. As compensation for services performed in your role as Special Advisor during the Advisory Period, you will continue to receive your current base salary and remain eligible to receive an annual bonus under the Company’s annual cash bonus plan, based on your 2025 target bonus opportunity, for your service during 2026, determined in accordance with the plan metrics, which bonus will be pro-rated to the Separation Date and will be paid, based on actual performance, when 2026 bonuses are generally paid to senior executives of the Company. For the avoidance of doubt, you will not be eligible to receive an annual bonus in respect of 2026 in the event your employment is terminated by the Company for Cause (as such term is defined in the CONMED Executive Severance Plan (the “Severance Plan”)) or if you breach the terms of this Letter Agreement or any Restrictive Covenant (as defined below). You will also remain eligible for employee benefits, including continued participation in the Company’s welfare benefit plans (e.g., medical, dental), Retirement Savings Plan, and Benefits Restoration Plan in accordance with the terms of such plans.

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Cooperation: At all times following the CFO Transition Date, you will cooperate reasonably with the Company’s and its counsel’s requests for information or assistance, including without limitation, related to the Company’s internal investigation or review of compliance, legal or any other issues, response to any lawfully served civil or criminal subpoenas, and defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which you were engaged in employment with the Company. You will also provide any sub-certifications as may be reasonably requested by the Company with respect to the period during which you served as CFO. Except as required by law, or authorized in advance by the Company’s Chief Executive Officer (the “CEO”), Chief Legal Officer or General Counsel and the Board of Directors of the Company (the “Board”), and subject to your rights under the “Protected Rights”

provisions herein, you will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is engaging in a private civil suit or has indicated that a private civil action against the Company or any of its directors or officers is being contemplated, concerning the operations of the Company, or the legal positions taken by the Company and that is based on occurrences during your employment with the Company. If asked about any such individuals or matters, you shall invoke the attorney-client privilege, and for non-privileged matters, say: “I have no comment,” and shall direct the inquirer to the Company’s Chief Legal Officer or General Counsel. The Company agrees to reimburse you for any reasonable and documented legal expenses incurred by you (including, for the avoidance of doubt, the fees and costs of independent counsel of your own choosing) in connection with such cooperation to the extent that such reimbursement is not provided for under the Company’s directors’ and officers’ insurance policy and will also reimburse you for any reasonable and documented travel expenses incurred by you in connection with such cooperation in accordance with applicable Company policies. You shall not be required to cooperate against your own legal interests and all such cooperation shall be subject to your personal and business commitments.

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Protected Rights: You understand that nothing in this Letter Agreement, a Release, or any other agreement between you and the Company, shall in any way limit or prohibit you from engaging in any Protected Activity. “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, providing information to, responding to any inquiries from or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Agencies”), or discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information to Agencies as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Company to any parties other than the relevant Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Letter Agreement.

•	Releases: You agree to execute and cause to become irrevocable the release attached hereto as Annex A within thirty (30) days after the CFO Transition Date and a supplemental release and general waiver in a substantially similar form that is acceptable to the Company (each, a “Release”) within thirty (30) days after the Separation Date (the “Release Requirement”).

•	Separation: Your services to the Company will end on the Separation Date. Following the Separation Date, your service relationship with the Company will cease. You will not receive any compensation or benefits from the Company following the Separation Date except as expressly provided in this Letter Agreement.

•	Duties as Special Advisor : Your duties as Special Advisor will be (1) providing advice and counsel as reasonably may be requested by the CEO and/or CFO from time to time in connection with the Company’s business, (2) being reasonably available to meet with, and to be involved with, clients and other parties, at the request of the Company, (3) providing support for other special projects designated by the CEO and/or CFO, and (4) such other reasonable duties as may be assigned to you by the CEO and/or CFO commensurate with your knowledge and prior position as CFO. As Special Advisor, you may be required to travel at the reasonable request of the Company upon reasonable notice and will be entitled to reimbursement in accordance with the Company’s applicable policies as in effect from time to time. During the Advisory Period, except as prohibited by the Restrictive Covenants (as defined below), you will be permitted to serve as an outside director or advisor to other companies and commence employment or service with another employer, entity or organization, subject to the consent of the CEO, which will not be unreasonably withheld (“Permitted Outside Employment or Service”). For the avoidance of doubt, your commencement of Permitted Outside Employment or Service shall not, by itself, (i) constitute “Cause,” (ii) constitute a breach of this Letter Agreement or any other agreement with the Company, (iii) result in any reduction, forfeiture, cancellation or clawback of any compensation, benefits, equity awards, continued vesting, severance entitlements or other rights you have under this Letter Agreement, the Severance Plan, or any applicable equity plan or award agreement, or (iv) adversely affect your eligibility to receive the pro-rated 2026 annual bonus, continued vesting of outstanding equity awards through the Separation Date, or any severance payments or benefits, in each case subject to the applicable terms and conditions otherwise set forth herein.

•	Equity Awards: Subject to your continued service as Special Advisor and compliance with the Release Requirement, your equity awards shall continue to vest through the Separation Date and remain subject to the terms of the applicable award agreements and the Company’s Amended and Restated 2018 Long-Term Incentive Plan or, as applicable, a prior plan. Engaging in Permitted Outside Employment or Service shall not, by itself, constitute a cessation of service or otherwise interrupt or forfeit vesting eligibility through the Separation Date, subject to the other terms of the applicable award agreements and plan. For the avoidance of doubt, any vested options that do not otherwise expire by their terms will remain exercisable during the Advisory Period (and for such period following the Separation Date as specified in the applicable award agreement).

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Severance; Early Termination: Provided that your employment is not terminated by the Company for Cause and you do not breach the terms of this Letter Agreement or any Restrictive Covenant and subject to the satisfaction of the Release Requirement, upon termination of your employment on the Separation Date, you will be entitled to receive the severance payments and benefits under Section 3 of the Severance Plan. Specifically, and without limiting the foregoing, you will be entitled to receive a (a) a lump sum cash payment equal to your base salary as of the Separation Date multiplied by 1.5, (b) a lump sum cash payment equal to your average annual bonus earned for 2025 and 2024 multiplied by 1.5, and (c) if you timely elect continuation coverage in the Company’s group health plans in which you participate immediately prior to the Separation Date under the federal law known as “COBRA”, you, your spouse and your dependents will continue to be entitled to participate in such group health plans, to the extent permitted by law, including the Patient Protection and Affordable Care Act of 2010, at the same rate as paid by similarly situated employees from time to time, for up to 18 months following the Separation Date (or until you obtain health plan coverage from a subsequent employer, if earlier). The cash payments described in subclauses (a) and (b) will be paid no later than the sixtieth (60th) day (or the next following business day following the sixtieth (60th) day) following the Separation Date in accordance with the terms of the Severance Plan. You waive any claim to receive any other payments or benefits under any other Section of the Severance Plan or any other severance plan or agreement (including, for the avoidance of doubt, upon a change in control or similar event). You further agree that your transition to the position of Special Advisor as of the CFO Transition Date, including any compensation and benefits changes that will occur in connection with the foregoing, will not entitle you to any benefits under the Severance Plan, or any other severance plan or agreement. The Severance Plan shall survive termination of your employment.

If the Company terminates your employment prior to March 15, 2026 for a reason other than for Cause and other than as a result of your breach of this Letter Agreement or any Restrictive Covenant and subject to the satisfaction of the Release Requirement, upon such termination, you will be entitled to receive the severance payments and benefits described above. If you terminate your employment for any reason prior to March 15, 2026, you shall not be entitled to the payments and benefits described above. For the avoidance of doubt, your engagement in Permitted Outside Employment or Service during the Advisory Period shall not constitute termination by you and shall not, standing alone, disqualify you from severance payments or benefits under the Severance Plan, subject to the Release Requirement and other applicable conditions.

•	Restrictive Covenants: You acknowledge that you continue to be bound by and subject to the restrictive covenants set forth in (i) Section 7 of your Employment Agreement during the Advisory Period and following the Separation Date, in accordance with their terms, and (ii) the Severance Plan, following the Separation Date, in accordance with their terms (individually and collectively, the “Restrictive Covenants”).

•	Withholding Taxes: The Company shall withhold from all payments due to you (or your beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

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Section 409A: The payments under this Letter Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), and the parties agree to interpret and administer this Letter Agreement in a manner consistent with such intent. If and to the extent that any payment under this Letter Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (including because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-l(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death or a change in ownership or effective control within the meaning of Section 409A). If any provision of this Letter Agreement contravenes Section 409A or would cause you to be subject to additional taxes, interest or penalties under Section 409A, you and the Company shall discuss in good faith modifications to this Letter Agreement in order to mitigate or eliminate such taxes, interest or penalties while endeavoring in good faith to preserve the intended economic terms of this Letter Agreement. To the extent applicable, your right to any series of installment payments under this Letter Agreement shall be treated as a right to a series of separate payments and not as a right to a single payment, and each separately identified amount to which you are entitled under this Letter Agreement shall be treated as a separate payment for purposes of Section 409A. The parties acknowledge and agree that your engagement in Permitted Outside Employment or Service shall not, in and of itself, constitute a “separation from service” for purposes of Section 409A prior to the Separation Date.

All reimbursements or in-kind benefits provided under this Letter Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement), (ii) the amount of expenses eligible for reimbursement or the provision of any in-kind benefits during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

•	Legal Fees: The Company shall reimburse you up to five thousand dollars ($5,000) for the legal fees reasonably incurred by you in connection with the negotiation and documentation of this Letter Agreement; provided that, upon request by the Company, you provide the Company with reasonable documentation of such fees.

•	Indemnification: The Company shall indemnify you (and will advance to you legal fees and costs) for your actions or inactions during the Advisory Period and shall provide continued D&O coverage for your actions or inactions on or prior to the CFO Transition Date in accordance with the Company’s D&O insurance policy and organizational documents, as in effect from time to time.

•	Choice of Law: This Letter Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the execution or performance hereof shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

•	Arbitration: Any suit, action or other proceeding arising out of or relating to this Letter Agreement or any transaction contemplated hereby shall, to the fullest extent permitted by law, be finally settled by confidential arbitration. Such arbitration will be conducted before the American Arbitration Association (“AAA”) in New York, New York in accordance with the AAA Employment Arbitration Rules and Mediation Procedures (the “Rules”) by a mutually agreed upon single arbitrator, or if agreement is not reached, by an arbitrator selected in accordance with the Rules. Any arbitral determination shall be final and binding on the parties and may be entered as a judgment in a court of competent jurisdiction. Should any party to this Letter Agreement pursue a claim based upon, arising out of, or relating to this Letter Agreement by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. For the avoidance of doubt, this Letter Agreement does not include an agreement to arbitrate claims on a collective or class basis, and it is explicitly agreed that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

Thank you again for your service.

CONMED Corporation

/s/ John Ferrell
By:	John Ferrell
Title:	EVP, Chief Human Resource Officer

ACCEPTED AND AGREED:

/s/ Todd W. Garner
Todd W. Garner

ANNEX A

This Agreement (the “Agreement”) is entered into by and between CONMED Corporation (the “Company”) and Todd W. Garner (“Employee” or “You” or “you”) in full and complete settlement of all issues concerning Employee’s employment through the Effective Date (as defined herein). As used in this Agreement, the term “Company” shall include CONMED Corporation, its affiliates, subsidiaries, successors and assigns, all of its current and former officers, directors, employees, and agents (in their individual and representative capacities).

WHEREAS, Employee acknowledges that he is knowingly and voluntarily entering into this Agreement and that by signing this Agreement he is receiving payment and/or other consideration from the Company to which he was not or would not otherwise be entitled.

NOW, THEREFORE, in consideration of the above premises and of the mutual agreement and undertakings hereinafter set forth in the Letter Agreement, dated January 6, 2026(the “Letter Agreement”), the Company and Employee further agree as follows:

1. CFO Transition Date. March 15, 2026.

2. Executive Severance Plan Benefits. In consideration for Employee’s execution of the Letter Agreement and the general releases contained herein, and without any other obligation to do so, the Company will provide Employee with the payments contemplated by the Company’s Executive Severance Plan, less applicable federal, state, local, and other legally required payroll deductions in accordance with the Company’s standard payroll practices (the “Severance Benefits”). Employee understands, acknowledges and agrees that if he did not execute this Agreement, he would receive less and different benefits.

3. General Release of Claims. In consideration for the Severance Benefits, Employee, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, Employee voluntarily, knowingly and willingly waives and releases, and promises never to assert, any and all claims that Employee has or might have against the Company, and/or its predecessors, successors, past, current and future parents, subsidiaries, related entities, officers, directors, shareholders, agents, partners, employees, employee benefit plans, successors or assigns (collectively, the “Releasees”), in each case, relating to any aspect of Employee’s employment, employment compensation, resignation or termination of employment, including any and all rights or claims of unlawful retaliation, discrimination or harassment on the basis of age, race, sex, marital status, disability, national origin, religion, or any other basis under federal, state, or local law. Those claims being released and discharged include, but are not limited to:

a.	claims arising under any other federal, state or local fair employment statute, code or ordinance, contract law;

b.	torts of all kinds including, but not limited to, negligence claims and fraudulent inducement to enter into this contract, misrepresentation, negligent or otherwise, fraud, defamation, slander, libel, duress, fraudulent inducement, workers’ compensation retaliation, interference with an advantageous business relationship, negligent employment, including negligent hiring, negligent retention and negligent supervision; claims of breach of contract, whether actual or implied, written or oral; promissory estoppel, quantum meruit or the like, and any and all claims for attorneys’ fees, any federal, state and local statutory or common law;

c.	claims for personal, bodily or emotional injury and monetary loss, without limitation, relating to any workers’ compensations laws, tort, contract (express or implied), or any other common law theory; all claims for retaliation or discrimination of any type; and all claims for employment-related benefits of any type and any and all rights or claims to attorneys’ fees;

d.	claims of any violation of any pension or welfare plans or any other benefit plan or arrangement, including, without limitation, any claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) [29 U.S.C. Sections 1001-1461], as amended, including claims for breach of fiduciary duty under ERISA;

e.	claims under the Fair Housing Act [42 U.S.C. Section 3604 et. seq.], as amended; Title IX of the Education Amendments of 1972 [20 U.S.C. Sections 1681 et. seq.], as amended; the Federal False Claims Act [18 U.S.C. Sections 287, et seq.], as amended (“FFCA”); the Program Fraud Civil Remedies Act [38 C.F.R. 42.1, et seq.], as amended (“PFCRA”); the Fair Credit Reporting Act, as amended (“FCRA”); the Uniformed Services Employment and Reemployment Rights Act of 1994 [38 U.S.C. Sections 4301-4333], as amended (“USERRA”); the National Labor Relations Act [29 U.S.C. Sections 151-169], as amended (“NLRA”); the Worker Adjustment and Retraining Notification Act [29 U.S.C. Sections 2101 et seq.], as amended (“WARN”); the Occupational Safety and Health Act [29 U.S.C. Sections 651-678], as amended (“OSHA”); the Fair Labor Standards Act [29 U.S.C. Sections 201-219], as amended (“FLSA”);

f.	claims or rights under state and federal whistleblower legislation including the Consolidated Omnibus Budget Reconciliation Act of 1985 [Pub. L. 99- 509], as amended (“COBRA”); the Sarbanes-Oxley Act of 2002 15 U.S.C. § 7201, et seq.; (“S-OA”); the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”); the Family and Medical Leave Act [29 U.S.C. Sections 2601-2654], as amended (“FMLA”); ·the Congressional Accountability Act of 1995 [2 U.S.C. Sections 1311-1317], as amended; the Age Discrimination in Employment Act [29 U.S.C. § 621 et seq.] (“ADEA”), as amended; the Americans with Disabilities Act [42 U.S.C. Sections 12101-12213], as amended (“ADA”); the ADA Amendments Act of 2008 (“ADAAA”); the Rehabilitation Act of 1973 [29 U.S.C. Section 791, et.seq.], as amended; the Employee Polygraph Protection Act of 1988 [29 U.S.C. Sections 2001, et. seq.], as amended (“PPA”); the Internal Revenue Code [Title 26, U.S.C.], as amended (“IRC”); the Equal Pay Act [29 U.S.C. Section 206(d)], as amended (“EPA”); the Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964 [42 U.S.C. Sections 2000e- 2000e-17J, as amended (“CRA”); the Civil Rights Act of 1991; Elliott-Larsen Civil Rights Act, as amended; the Revised Statutes [42 U.S.C. Sections 1981, 1983 or 1985], as amended;

g.	claims under the Florida Civil Human Rights Act [Fla. Stat. Ann. Sections 760.01 et seq.], as amended; The AIDS Act [Fla. Stat. Ann. Sections 760.50 et seq.); Florida Wage Discrimination Law [Fla. Stat. Ann. Section 725.07), as amended; Florida False Claims Act [Fla. Stat. Ann. Sections 68.081 et seq.]; the Florida Minimum Wage Act; Whistleblower’s Act [Fla. Stat. Ann. Sections 112.3187 et seq.]; Wage Payment Laws [Fla. Stat. Ann. Sections 448.109 to 448.110]; worker’s compensation retaliation;

h.	claims under the New York Labor Law, New York State Human Rights Law [N.Y. Exec. Law§§ 296, et. seq.]; New York City Commission on Human Rights Law [NYC Code§ 8-101]; New York Equal Pay Law [N.Y. Lab. Law§ 194]; New York Equal Rights Law (N.Y. Civ. Rights Law§ 40]; New York Off-duty Conduct Lawful Activities Discrimination Law [N.Y. Lab. Law.§ 201-d]; New York Minimum Wage Act [N.Y. Lab. Law§§ 650 to 665]; New York Wage and Hour Law [N.Y. Lab. Law §§ 190, et seq.]; New York Whistleblower Statute [N.Y. Lab. Law § 740]; New York Workers’ Adjustment and Retraining Notification Acts, as amended (the New York “Warn” Laws) [N.Y. Lab. Art. 25-A, §§ 860A to 8601]; and

i.	claims for severance payments or other benefits pursuant to any Company severance plan or arrangement.

Employee also specifically acknowledges and agrees that he is waiving on behalf of himself and his attorneys all claims for fees and expenses and court costs. Employee is also waiving his right to recover in his own lawsuit, as well as the right to recover in a suit brought by any other entity or person on Employee’s behalf. Employee is not waiving any rights or claims which may arise after the date Employee signs this agreement

4. Exclusion.  This Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA. Also excluded from the General Release is (a) rights or entitlements, if any, Employee may have to directors’ and officer’s insurance coverage and/or indemnification; (b) rights under the Letter Agreement; (c) rights to any vested retirement or other benefits; (d) rights to any vested equity interests of the Company which are vested as of the date of (or the effectiveness of) the Letter Agreement or (e) Employee’s right to file a charge with an administrative agency or participate in any agency investigation. Employee is, however, waiving his right to recover money in connection with such a charge or investigation. Employee is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal state or local agency provided that Employee does not waive, and this letter shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

5. Savings Clause. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions nonetheless shall remain fully valid and enforceable.

6. Entire Agreement. This Agreement sets forth the entire agreement between Employee and the Company, other than any contemporaneous agreement, the Employment Agreement (as defined in the Letter Agreement), the Letter Agreement, and any supplemental release required thereunder and fully supersedes any and all prior agreements or understandings between theDe parties hereto pertaining to the subject matter of this Agreement, other than the Letter Agreement. By countersigning this Agreement Employee acknowledges that in doing so he has not relied upon any representation or statement not set forth in this Agreement made by the undersigned or any other representative of the Company, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than in the Letter Agreement.

7. Choice of Law and Arbitration. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the execution or performance hereof, shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall, to the fullest extent permitted by law, be finally settled by confidential arbitration.  Such arbitration will be conducted before the American Arbitration Association (“AAA”) in New York, New York in accordance with the AAA Employment Arbitration Rules and Mediation Procedures (the “Rules”) by a mutually agreed upon single arbitrator, or if agreement is not reached, by an arbitrator selected in accordance with the Rules. Any arbitral determination shall be final and binding on the parties and may be entered as a judgment in a court of competent jurisdiction.[1]

8. Age Discrimination Release Notification. You acknowledge that as part of this Agreement you are releasing and waiving all charges, claims, and complaints under the Age Discrimination in Employment Act (“ADEA”) and you are agreeing not to sue the Releasees in connection with any of Your rights under the ADEA. In order for you to waive Your ADEA rights through this Agreement, pursuant to the requirements of 29 U.S.C. 1626, You acknowledge and agree that:

a.	You knowingly and voluntarily execute this Agreement and release, waive, and agree not to sue the Releasees; and

b.	the release, waiver and agreement not to sue includes settlement of any allegation of age discrimination arising under the ADEA; and

c.	the release, waiver, and agreement not to sue includes all claims under the ADEA arising up to and including the date of execution of this release, but not claims occurring thereafter; and

d.	You have been advised to consult with an attorney concerning Your rights and obligations under the release, waiver, and agreement not to sue and before signing this Agreement; and

e.	this Agreement is written in a manner that You can understand, and You have fully considered the terms and conditions of this Agreement; and

f.	You are not releasing or waiving any rights that You are prohibited by law, rule, or regulation from releasing or waiving; and

g.	You have been given a reasonable period of time from receipt of this Agreement, to consider this Agreement before executing it and that you may accept and sign this Agreement before expiration of the twenty-one (21) day time period following your receipt of this Agreement, but you are not required to do so by the Company; and

h.	You understand that after signing this Agreement, you may revoke your acceptance within seven (7) days by providing written notice of revocation to John Ferrell, EVP, Chief Human Resource Officer, at 11311 Concept Blvd, Largo, FL 33773. This Agreement will become effective on the eighth (8th) day following your signature (the “Effective Date”).

If you do not timely sign this Agreement within the period described in the Letter Agreement, you forfeit the Letter Agreement Benefits.

TO THE EMPLOYEE: THIS IS AN IMPORTANT DOCUMENT. WHEN YOU SIGN THIS AGREEMENT, YOU ARE WAIVING CERTAIN RIGHTS THAT YOU HAVE UNDER STATE AND FEDERAL EMPLOYMENT LAWS. YOU MAY DESIRE TO CONSULT WITH A LAWYER BEFORE SIGNING THIS DOCUMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement.

CONMED Corporation

/s/ John Ferrell
By:	John Ferrell
Title:	EVP, Chief Human Resource Officer

ACCEPTED AND AGREED:

/s/ Todd W. Garner
Todd W. Garner